EXHIBIT 99.1

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Chris Siu Chief Financial Officer csiu@aehr.com	Todd Kehrli or Jim Byers Analyst/Investor Contact (323) 468-2300 aehr@mkr-group.com

Aehr Test Systems Reports Fiscal 2025 First Quarter Financial Results

 and Reaffirms Full-Year Guidance

Fremont, CA (October 10, 2024) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for its first quarter of fiscal 2025 ended August 30, 2024.

Fiscal First Quarter Financial Results:

•	Net revenue was $13.1 million, compared to $20.6 million in the first quarter of fiscal 2024.
•	GAAP net income was $0.7 million, or $0.02 per diluted share, compared to GAAP net income of $4.7 million, or $0.16 per diluted share, in the first quarter of fiscal 2024.
•

Non-GAAP net income, which excludes the impact of stock-based compensation, acquisition-related costs, and amortization of intangible assets, was $2.2 million, or $0.07 per diluted share, compared to non-GAAP net income of $5.2 million, or $0.18 per diluted share, in the first quarter of fiscal 2024.

•	Bookings were $16.8 million for the quarter.
•	Backlog as of August 30, 2024 was $16.6 million.
•

Total cash, cash equivalents and restricted cash as of August 30, 2024 were $40.8 million, compared to $49.3 million at May 31, 2024, reflecting $10.6 million in net cash paid during the quarter for the acquisition of Incal Technology, Inc.

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We finished the first quarter with revenue and non-GAAP net income ahead of consensus estimates and are off to a good start to our fiscal year. Silicon carbide wafer level burn-in test systems and full wafer contactors are poised to be key contributors to revenue again this year. We are also forecasting material bookings and revenue contributions from several other markets this fiscal year, as we are successfully executing on our strategy to expand our test and burn-in products into other large and fast-growing markets such as artificial intelligence processors, gallium nitride power semiconductors, hard disk drive components and flash memory devices.

Aehr Test Systems Reports First Quarter Fiscal 2025 Financial Results

October 10, 2024

“We have been seeing a stabilization and increasingly positive discussions within the silicon carbide power semiconductor market over the past quarter. Electric vehicle (EV) suppliers are clearly moving towards silicon carbide in integrated modules, combining silicon carbide MOSFETs into single packages to meet the industry’s power, efficiency, and cost-effectiveness demands. Due to the need for extensive test and burn-in of these devices to ensure reliability for mission-critical applications like EVs, the benefits of conducting this screening at the wafer level before integrating them into modules, which may sometimes contain 32 or more other devices, are becoming clear. The process improves yields and reduces costs, driving demand for wafer level burn-in, an area where Aehr Test stands as the low-cost leader and proven solution for this critical testing. We are highly optimistic about our silicon carbide business and expect it to gain momentum over the next few quarters. Our silicon carbide customers are forecasting capacity expansion needs in calendar 2025, with several anticipating purchases of one or two systems in early 2025, followed by production volumes in the second half of the year, and ramping further into 2026.

“Meanwhile, we continue to see strong demand for our FOX WaferPakTM full wafer Contactors for silicon carbide, driven by a record number of new device designs started this past quarter. These designs are expected to lead to additional WaferPak purchases for engineering qualification as well to volume production orders as they advance to production. We had another solid quarter for WaferPak sales, generating over $12 million in revenue from WaferPaks in the first quarter.

“We are also making steady progress on our previously announced benchmarks and engagements with new silicon carbide device and module suppliers. We are confident that we will add several new silicon carbide customers this year, establishing our solution as their tool of record for volume production. Additionally, silicon carbide is gaining traction in applications beyond electric vehicles, such as solar, industrial, and data centers, which will expand our addressable markets.

“We are now in negotiations with our first gallium nitride (GaN) semiconductor customer for volume production wafer level test and burn-in of their devices. This past year, this customer purchased a significant number of WaferPaks to successfully qualify a wide range of GaN device types aimed at multiple markets, including consumer, industrial, and automotive. In addition, we have had increased discussions and engagements with multiple potential new GaN suppliers. We believe GaN is a significant up and coming technology for power semiconductors. With a forecasted CAGR of more than 40% to over $2 billion in GaN devices sold annually by 2029, it has the potential to be a significant market opportunity for Aehr’s wafer level solutions.

“Last quarter, we announced that an Artificial Intelligence (AI) accelerator company committed to evaluating our FOXTM solution for wafer level burn-in of their high-power processors. This evaluation is underway at our Fremont facility, where multiple wafers are being tested using our proprietary WaferPaks and new high-power FOX-XP and NP systems, which provide up to 3500 watts of power delivery and thermal control per wafer. We are delivering over 2000 amperes of current to a single 300 mm wafer, allowing us to burn-in numerous processors with our proprietary test modes. The evaluation is progressing very well, and once we demonstrate successful wafer level test results and throughput, we anticipate they will adopt our high-power FOX-XP systems for production of their next-generation AI processors, beginning this fiscal year.

“During the quarter we announced and completed our acquisition of Incal Technology, Inc. We are excited to bring the combined strengths of both companies to market as we begin engaging with Incal’s customers, including many AI industry leaders. Customer feedback to this acquisition has been overwhelmingly positive, with several meetings held over the past few weeks where some customers indicated increased forecasts for engineering qualification as well as for volume production.

“Last month, we were pleased to announce the first volume production orders for Incal’s new Sonoma ultra-high-power semiconductor packaged part test and burn-in solution designed for AI accelerators, graphics processors, network processors, and high-performance computing processors. These orders were placed by a large-scale data center hyperscaler that provides computing power and storage capacity to millions of users worldwide. The integration with Incal is progressing well. We have already shipped several systems since the acquisition, and we plan to consolidate personnel and manufacturing into Aehr’s Fremont facility by the end of the fiscal year.

Aehr Test Systems Reports First Quarter Fiscal 2025 Financial Results

October 10, 2024

“Last quarter, we announced a key customer in the hard disk drive space that is now forecasting a production ramp-up starting this fiscal year for a new high-volume data storage device application. This customer is finalizing their capacity requirements, and we expect this ramp-up to drive orders for multiple FOX-CP production systems and WaferPak Contactors, with shipments likely occurring in the second half of this fiscal year. We see the data storage market, along with various devices supporting the global 5G expansion, as new growth opportunities for our systems, as these markets require devices with exceptionally high levels of quality and long-term reliability.

“With all of these customer engagements, market opportunities, and the products to address them, we are very optimistic about the year ahead, and we are reaffirming our financial guidance for revenue growth and profitability for the year.”

Fiscal 2025 Financial Guidance:

For the fiscal year ending May 30, 2025, Aehr is reiterating its previously provided guidance for total revenue of at least $70 million and net profit before taxes of at least 10% of revenue.

Management Conference Call and Webcast:

Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its first quarter fiscal 2025 operating results. To access the live call, dial +1 888-506-0062 (US and Canada) or +1 973-528-0011 (International) and give the participant passcode 511755.

In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section and may also be accessed by clicking here. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the live call and will remain available for one week. To access the call replay, dial +1 877-481-4010 (US and Canada) or +1 919-882-2331 (International) and enter replay passcode 51262.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a leading provider of test solutions for testing, burning-in, and stabilizing semiconductor devices in wafer level, singulated die, and package part form, and has installed thousands of systems worldwide. Increasing quality, reliability, safety, and security needs of semiconductors used across multiple applications, including electric vehicles, electric vehicle charging infrastructure, solar and wind power, computing, data and telecommunications infrastructure, and solid-state memory and storage, are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products and solutions. Aehr has developed and introduced several innovative products including the FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems that can test, burn-in, and stabilize a wide range of devices such as leading-edge silicon carbide-based and other power semiconductors, 2D and 3D sensors used in mobile phones, tablets, and other computing devices, memory semiconductors, processors, microcontrollers, systems-on-a-chip, and photonics and integrated optical devices. The FOX-CP system is a low-cost single-wafer compact test solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The FOX WaferPak Contactor contains a unique full wafer contactor capable of testing wafers up to 300mm that enables IC manufacturers to perform test, burn-in, and stabilization of full wafers on the FOX-P systems. The FOX DiePak Carrier allows testing, burning in, and stabilization of singulated bare die and modules up to 1024 devices in parallel per DiePak on the FOX-NP and FOX-XP systems up to nine DiePaks at a time. Acquired through its acquisition of Incal Technology, Inc., Aehr’s new line of high-power packaged part reliability/burn-in test solutions for Artificial Intelligence (AI) semiconductor manufacturers, including its ultra-high-power Sonoma family of test solutions for AI accelerators, GPUs, and high-performance computing (HPC) processors, position Aehr within the rapidly growing AI market as a turn-key provider of reliability and testing that span from engineering to high volume production. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Aehr Test Systems Reports First Quarter Fiscal 2025 Financial Results

October 10, 2024

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, future requirements and orders of Aehr’s new and existing customers; bookings and revenue forecasted for proprietary WaferPakTM and DiePak consumables, as well as the ability to generate bookings and revenue from application of Aehr’s solutions in emerging markets; Aehr’s ability to receive orders and generate revenue in the future, as well as Aehr’s beliefs regarding the factors impacting the foregoing; financial guidance for the full fiscal year 2025; and expectations related to long-term demand for Aehr’s products, the attractiveness of key markets and the ability for AEHR to successfully enter new markets. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent Form 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

–      Financial Tables to Follow   –

Aehr Test Systems Reports First Quarter Fiscal 2025 Financial Results

October 10, 2024

AEHR TEST SYSTEMS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	August 30,	May 31,	August 31,
(In thousands, except per share data)	2024	2024	2023
Revenue:
Product	$12,154	$15,805	$19,357
Services	965	795	1,267
Total revenue	13,119	16,600	20,624
Cost of revenue:
Product	5,418	7,519	9,919
Services	623	633	724
Total cost of revenue	6,041	8,152	10,643
Gross profit	7,078	8,448	9,981
Operating expenses:
Research and development	2,361	2,151	2,457
Selling, general and administrative	4,558	3,756	3,409
Total operating expenses	6,919	5,907	5,866
Income from operations	159	2,541	4,115
Interest income, net	681	592	581
Other expense, net	(26)	(10)	(6)
Income before income tax expense (benefit)	814	3,123	4,690
Income tax expense (benefit)	154	(20,741)	16
Net income	$660	$23,864	$4,674

Net income per share:
Basic	$0.02	$0.82	$0.16
Diluted	$0.02	$0.81	$0.16
Shares used in per share calculations:
Basic	29,107	28,953	28,649
Diluted	29,632	29,459	29,632

Aehr Test Systems Reports First Quarter Fiscal 2025 Financial Results

October 10, 2024

AEHR TEST SYSTEMS
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Unaudited)
	Three Months Ended
	August 30,	May 31,	August 31,
(In thousands, except per share data)	2024	2024	2023
Reconciliation of GAAP to non-GAAP gross profit
GAAP gross profit	$7,078	$8,448	$9,981
Special items:
a) Stock-based compensation expense	93	108	63
Non-GAAP gross profit	$7,171	$8,556	$10,044
Reconciliation of GAAP to non-GAAP operating expenses
GAAP operating expenses	$6,919	$5,907	$5,866
Special items:
a) Stock-based compensation expense	(777)	(667)	(459)
b) Acquisition-related costs	(477)	(107)	-
c) Amortization of intangible assets	(146)	-	-
Non-GAAP operating expenses	$5,519	$5,133	$5,407
Reconciliation of GAAP to non-GAAP income from operations
GAAP income from operations	$159	$2,541	$4,115
Special items:
a) Stock-based compensation expense	870	775	522
b) Acquisition-related costs	477	107	-
c) Amortization of intangible assets	146	-	-
Non-GAAP income from operations	$1,652	$3,423	$4,637
Reconciliation of GAAP to non-GAAP income before income tax expense (benefit)
GAAP income before income tax expense (benefit)	$814	$3,123	$4,690
Special items:
a) Stock-based compensation expense	870	775	522
b) Acquisition-related costs	477	107	-
c) Amortization of intangible assets	146	-	-
Non-GAAP income before income tax expense (benefit)	$2,307	$4,005	$5,212
Reconciliation of GAAP to non-GAAP net income
GAAP net income	$660	$23,864	$4,674
Special items:
a) Stock-based compensation expense	870	775	522
b) Acquisition-related costs	477	107	-
c) Amortization of intangible assets	146	-	-
Non-GAAP net income	$2,153	$24,746	$5,196
Reconciliation of GAAP earnings per diluted share to non-GAAP earnings per diluted share
GAAP earnings per diluted share	$0.02	$0.81	$0.16
Special items:
a) Stock-based compensation expense	0.03	0.03	0.02
b) Acquisition-related costs	0.02	0.00	-
c) Amortization of intangible assets	0.00	-	-
Non-GAAP earnings per diluted share	$0.07	$0.84	$0.18

a)	Represents compensation expense for equity awards granted to employees and directors
b)	Represents acquisition activity costs
c)	Represents amortization of intangible assets related to the Company's business acquisition

Non-GAAP measures should not be considered a replacement for GAAP results. The non-GAAP measures indicated above are financial measures the Company uses to evaluate the underlying results and operating performance of the business. The limitation of these measures are that they exclude items that impact the Company's current period GAAP measures. This limitation is best addressed by using these measures in combination with the most directly comparable GAAP financial measures. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We believe these measures enhance investors' ability to review the Company's business from the same perspective as the Company's management and facilitate comparisons of this period's results with prior periods.

Aehr Test Systems Reports First Quarter Fiscal 2025 Financial Results

October 10, 2024

AEHR TEST SYSTEMS
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 30,	May 31,
(In thousands, except par value)	2024	2024
ASSETS
Current assets:
Cash and cash equivalents	$37,830	$49,159
Accounts receivable	8,561	9,796
Inventories	42,973	37,470
Prepaid expenses and other current assets	3,555	1,423
Total current assets	92,919	97,848
Property and equipment, net	3,503	3,253
Goodwill	10,353	-
Purchase intangible assets, net	11,854	-
Deferred tax assets, net	18,351	20,773
Operating lease right-of-use assets, net	6,325	5,734
Other non-current assets	2,557	304
Total assets	$145,862	$127,912
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,571	$5,332
Accrued expenses	5,481	3,366
Operating lease liabilities, short-term	827	465
Deferred revenue, short-term	3,541	1,345
Total current liabilities	15,420	10,508
Operating lease liabilities, long-term	5,878	5,732
Deferred revenue, long-term	60	41
Other long-term liabilities	2,021	38
Total liabilities	23,379	16,319

Shareholders’ equity:
Preferred stock, $0.01 par value: Authorized: 10,000 shares;
Issued and outstanding: none	-	-
Common stock, $0.01 par value: Authorized: 75,000 shares;
Issued and outstanding: 29,584 shares and 28,995 shares at at August 30, 2024 and May 31, 2024, respectively	295	289
Additional paid-in-capital	140,812	130,612
Accumulated other comprehensive loss	(134)	(158)
Accumulated deficit	(18,490)	(19,150)
Total shareholders' equity	122,483	111,593
Total liabilities and shareholders’ equity	$145,862	$127,912

Aehr Test Systems Reports First Quarter Fiscal 2025 Financial Results

October 10, 2024

AEHR TEST SYSTEMS
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
	Three Months Ended
	August 30,	August 31,
(In thousands)	2024	2023
Cash flows from operating activities:
Net income	$660	$4,674
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	870	522
Depreciation and amortization	347	138
Deferred income taxes	144	-
Accretion of investment discount	-	(130)
Amortization of operating lease right-of-use assets	219	172
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	2,555	3,437
Inventories	(2,880)	(7,704)
Prepaid expenses and other current assets	(719)	90
Accounts payable	(628)	(939)
Accrued expenses	288	355
Deferred revenue	1,727	3,294
Operating lease liabilities	(205)	(28)
Income taxes payable	2	20
Net cash provided by operating activities	2,380	3,901

Cash flows from investing activities:
Purchases of property and equipment	(197)	(284)
Proceeds from maturities of investments	-	18,000
Acquisition of business, net of cash acquired	(10,615)	-
Net cash provided by (used in) investing activities	(10,812)	17,716

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	56	318
Shares repurchased for tax withholdings on vesting of restricted stock units	(162)	(1,012)
Net cash used in financing activities	(106)	(694)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	9	(22)

Net increase (decrease) in cash, cash equivalents and restricted cash	(8,529)	20,901

Cash, cash equivalents and restricted cash, beginning of period (1)	49,309	30,204
Cash, cash equivalents and restricted cash, end of period (1)	$40,780	$51,105

(1) Includes restricted cash within prepaid expenses and other current assets and other non-current assets.